Exhibit 8.2

LUSE GORMAN, PC

Attorneys at Law

5335 WISCONSIN AVENUE, N.W., SUITE 780

Washington, D.C. 20015

TELEPHONE (202) 274-2000

Facsimile (202) 362-2902

www.luselaw.com

March 9, 2020

Board of Directors

FSB Bancorp, Inc.

45 South Main Street

Fairport, New York 14450

Re:	U.S. Federal Tax Consequences of the Mergers of FSB Bancorp, Inc. with and into Evans Bancorp, Inc.

To the Members of the Boards of Directors:

You have requested our opinion as to the United States federal income tax consequences of the proposed transactions pursuant to the Agreement and Plan of Reorganization, dated as of December 19, 2019, as amended on March 5, 2020 (the “Merger Agreement”) by and among Evans Bancorp, Inc., a corporation organized under the laws of the State of New York (the “Buyer”), MMS Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Buyer (“Merger Sub”), and FSB Bancorp, Inc., a corporation organized under the laws of the State of Maryland (the “Company”) pursuant to which Merger Sub will merge with and into the Company, with the Company surviving, followed immediately by the merger of the Company with and into Buyer, with Buyer surviving (the “Mergers”). Section 8.3(d) of the Merger Agreement provides that a condition to closing of the Mergers is the receipt by the Board of Directors of the Company of an opinion by Luse Gorman, PC, substantially to the effect that the Mergers will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). The terms used but not defined herein, whether capitalized or not, will have the same meaning as their definitions in the Merger Agreement.

This opinion does not address the state and local tax consequences of the transactions contemplated by the Merger Agreement. Nor does this opinion address foreign laws or other areas of United States federal taxation other than federal income tax.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below, including the Registration Statement on Form S-4 (File No. 333-236425) filed by Buyer with the United States Securities and Exchange Commission (as amended, the “Registration Statement,”). In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to

March 9, 2020

original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consents of the Buyer and the Company, upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified). For purposes of rendering this opinion, we have assumed that all relevant statements in the Merger Agreement, Registration Statement and written representations of the parties, including those made “to the best knowledge of” or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and that the Mergers will qualify as statutory mergers in accordance with the New York Business Corporation Law and the Maryland General Corporation Law. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the relevant covenants contained in the Merger Agreement. Our opinion may not be relied upon and may be invalid if any assumption described above is untrue for any reason.

In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

OPINION

Based upon and subject to the foregoing, as well as the limitations set forth below, it is our opinion under currently applicable United States federal income tax law, that the Mergers will constitute a reorganization within the meaning of Section 368(a) of the Code.

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No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views. However, we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable laws, regulations or interpretations thereof, or the impact of any such changes on this opinion.

March 9, 2020

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences Relating to the Mergers” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ LUSE GORMAN, PC
LUSE GORMAN, PC